Exhibit 10.7

DESCRIPTION OF THE DOLBY ANNUAL INCENTIVE PLAN

In order to provide incentive to exceed the Company’s projected profit and performance targets, the Company has adopted the Dolby Annual Incentive Plan (the “Plan”). The Plan has two components: (1) a profit sharing component, which provides for payout only if the Company’s overall profit goals are met, and (2) a performance reward component, which provides for payout based on both the Company’s and the individual employee’s performance targets.

All employees, including the Company’s executive officers, are eligible for the profit sharing component. Only certain professional, management and executive employees of the Company, including the Company’s executive officers, are eligible for the performance reward component. The Compensation Committee of the Company’s Board of Directors determines the specific performance targets for the Company’s executive officers on an annual basis, which are based upon various factors including level of responsibility, individual performance, contributions to the Company’s business and the Company’s general financial performance.

The awards under both components of the Plan are defined as a percentage of base salary. The percentage of base salary for the profit sharing award is the same for each employee. The percentage of base salary for the performance reward varies by position.

The Plan is not embodied in a formal written document. The Compensation Committee has authority to make changes to the Plan, prior to any payout, and may terminate the Plan at any time.